Exhibit 99.1

Biovest Files Plan of Reorganization

- Restructuring supports planned commercialization of BiovaxID® and long-term growth opportunities while preserving common shares

TAMPA, FL and MINNEAPOLIS, MN – May 14, 2010 – Biovest International, Inc. (Other OTC: “BVTI”) today announced that the Company filed its proposed Plan of Reorganization (“Plan”) with the U.S. Bankruptcy Court for the Middle District of Florida, Tampa Division. With this filing, Biovest is positioned to emerge from Chapter 11 protection this summer as a fully restructured company. Upon Court-ordered confirmation, the Plan of Reorganization is expected to support the planned commercialization of BiovaxID®, Biovest’s personalized cancer vaccine intended to treat certain B-cell lymphomas with an initial indication of follicular non-Hodgkin’s lymphoma (fNHL). The Company is preparing to seek U.S. and international regulatory approvals for BiovaxID based on the positive outcomes from two Phase II trials and its Phase III fNHL trial which demonstrated statistically significant results in extending disease-free survival in vaccinated patients, as reported at the 2009 American Society of Clinical Oncology (ASCO) Annual Meeting Plenary Session.

The Plan was prepared in close consultation with the Official Committee of the Unsecured Creditors and has support from the Company’s largest senior secured creditor, as demonstrated by a previously filed motion to compromise which was granted Court approval today.

“Biovest voluntarily filed for reorganization in November 2008 in order to avoid potential disruption of its biotech development plans from what was then a crisis situation in the world-wide capital markets. From the outset, we committed to a strategy that would preserve the interest of all stakeholders—our creditors, employees and shareholders”, stated Biovest’s President, Mr. Samuel S. Duffey. “With such a strong level of support from our creditors, the confidence and loyalty of our customers and the unrelenting focus of our talented employees, we are now poised to emerge from Chapter 11 with the enormous opportunity to advance key regulatory, manufacturing and partnering strategies for BiovaxID. Our goal is clear: to help cancer patients by securing marketing approvals for the first personalized lymphoma vaccine that can significantly prolong a cancer-free condition.”

Referring to Biovest’s parent company, Accentia Biopharmaceuticals, Inc. (Other OTC: “ABPIQ”), Mr. Duffey added, “We expect Accentia and Biovest to both emerge from Chapter 11 simultaneously. In this regard, we are diligently working to file Accentia’s separate Plan of Reorganization in the very near future.”

Key elements of the Biovest Plan, which is subject to confirmation and approval by the Bankruptcy Court, are as follows:

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Strengthening the Company’s financial position and balance sheet by: establishing 2-year deferral of all scheduled interest and principal on senior secured debt; converting inter-company debt owed to Accentia to equity; and making non-disruptive arrangements for payment to trade creditors

•	Enhancing the positioning of BiovaxID for potential partnering and planned commercialization by reducing royalties based on sales of the cancer vaccine from 35.0% to 6.30%

•

Enhancing the positioning of the AutovaxID™ bioreactor system to better capitalize on key pending partnering and commercial opportunities by eliminating all royalties based on the sales of this novel bio-production instrument, including the remaining $7.5 million balance of a previously guaranteed minimum royalty payment

•

Improving the Company’s capital structure by canceling approximately 23.4 million warrants held by our largest senior secured creditor to purchase Biovest common shares at an exercise price of $0.01 per share, while recognizing that creditor as a long-term holder of 9.99% common stock subject to limitations on resale

•

Protecting our current stockholders by preserving common shares and by avoiding a significant increase to fully diluted equity as part of the Plan of Reorganization (fully diluted share count would be expected to increase if Biovest enters into future equity financing agreements)

Biovest also reported that the Company soon expects to be fully compliant with SEC financial reporting rules by filing all past annual and quarterly reports.

About Biovest International, Inc.

Biovest International, Inc. is an emerging leader in the field of personalized immunotherapies targeting life-threatening cancers of the blood system. Developed in collaboration with the National Cancer Institute, BiovaxID® is a patient-specific, anti-lymphoma cancer vaccine, demonstrating statistically significant Phase III clinical benefit by prolonging disease-free survival in patients suffering from indolent follicular non-Hodgkin’s lymphoma. BiovaxID has been granted Orphan Drug Designation by both the U.S. FDA and the European EMEA. Biovest has also developed and markets a proprietary line of automated hollow fiber bioreactor systems, including the innovative AutovaxID™ which is a production platform for the scalable manufacture of difficult-to-produce biologics including personalized medicines, monoclonal antibodies, cell culture vaccines and therapeutics targeting highly infectious agents. Since 1981, Biovest has been offering its clients a wide range of instrumentation and cell culture contract manufacturing services. Headquartered in Tampa, Florida with its bio-manufacturing facility based in Minneapolis, Minnesota, Biovest is publicly-traded on the Over-the-Counter (OTC) market with the stock-ticker symbol “BVTI”, and is a majority-owned subsidiary of Accentia Biopharmaceuticals, Inc. (Other OTC: ABPIQ).

For further information, please visit: http://www.biovest.com

Biovest International, Inc. Corporate Contact:

Douglas Calder, Director of Investor Relations & Public Relations

Phone: (813) 864-2558 / Email: dwcalder@biovest.com

Forward-Looking Statements:

Statements in this release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to statements about BiovaxID®, AutovaxID™, events occurring after dates hereof, and any other statements relating to products, product candidates, product development programs, the FDA or clinical study process including the commencement, process, or completion of clinical trials or the regulatory process. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, expectations and intentions, and other statements identified by words such as “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of Biovest to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for product candidates; competition from other pharmaceutical or biotechnology companies; and the additional risks discussed in filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and Biovest undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. The product names used in this statement are for identification purposes only. All trademarks and registered trademarks are the property of their respective owners.